Exhibit 11


                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

                  Statement Recomputation of Per Share Earnings

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

     Calculation of (loss) income per share for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                           2000            1999             1998

Income before income taxes             $   920,000      $ 1,033,000      $ 1,761,000

Income tax benefit (expense):
  Current                                  (19,000)         (26,000)         (24,000)
  Deferred - net                          (367,000)         213,000          320,000
                                          --------          -------          -------
                                          (386,000)         187,000          296,000
                                          --------          -------          -------

Net income                                 534,000        1,220,000        2,057,000

Less:  net charge for elimination
 of preferred stock                           --               --           (975,000)

Less:  dividends on redeemable
 preferred stock, $1.10 cumulative
 convertible series                           --               --           (248,000)

     Net income applicable to
       common stockholders             $   534,000      $ 1,220,000      $   834,000
                                       ===========      ===========      ===========


Basic earnings per
 common share                          $       .06      $       .15      $       .13
                                       ===========      ===========      ===========

Diluted earnings per
 common share                          $       .06      $       .15      $       .12
                                       ===========      ===========      ===========
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